UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2026

FIGURE TECHNOLOGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-42829	99-2556408
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 600

Reno, Nevada 89501

(Address of principal executive offices, including zip code)

(917) 789-8049

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	FIGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 1, 2026, Figure Technology Solutions, Inc. (the “Company”) completed its previously announced acquisition of Kiavi, Inc., a Delaware corporation (“Kiavi”), pursuant to the Agreement and Plan of Merger, dated as of June 10, 2026 (the “Merger Agreement”), by and among the Company, Project Mason Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Kiavi, and Fortis Advisors LLC, as the securityholder representative.

Pursuant to the Merger Agreement, Merger Sub merged with and into Kiavi (the “Merger”), with Kiavi surviving as a wholly owned subsidiary of the Company.

At the closing of the Merger, the Company paid cash consideration, net of cash acquired of approximately $590 million, (the “Merger Consideration”) to acquire Kiavi’s technology platform and DSCR (“Debt Service Coverage Ratio”) loans on Kiavi’s balance sheet, which is subject to customary adjustments for Kiavi’s cash, indebtedness, transaction expenses, and operating net working capital.

All closing conditions were satisfied or waived at or prior to the closing of the Merger.

The Company primarily funded the Merger Consideration using the net proceeds from its $600 million aggregate principal amount of 8.500% Senior Notes due 2031 (the “Notes”), which closed on July 14, 2026.

In connection with the closing of the Merger, on the closing date, (1) Figure repaid in full all outstanding obligations under that certain Third Amended and Restated Credit Agreement, dated as of December 19, 2024, among Kiavi, U.S. Bank Trust Company, National Association, as paying agent, and the lenders party thereto, and (2) Kiavi Funding, Inc. and Kiavi Funding Trust 2 (each an indirect subsidiary of the Company) terminated that certain Master Repurchase Agreement, dated as of September 19, 2025, with Deutsche Bank AG, New York Branch. Upon such repayment and termination, all related financing documents were terminated and all liens securing the obligations thereunder were released.

The Merger was previously reported on the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 10, 2026 (the “Original 8-K”), which disclosed the entry into the Merger Agreement. The descriptions of the Merger and the Merger Agreement contained in the Original 8-K are incorporated by reference herein, and readers are referred to the Original 8-K for further details regarding the transaction.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Original 8-K and is incorporated by reference herein.

Forward-Looking Statements

Certain information contained or incorporated by reference in this Current Report on Form 8-K constitutes “forward-looking statements” for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “will,” “should,” “may,” “could,” and similar expressions or the negatives thereof. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could cause actual results to differ include, but are not limited to: (i) the ability of the Company to successfully integrate the business and operations of Kiavi; (ii) the ability to realize the anticipated benefits and synergies of the Merger; (iii) potential adverse effects on the Company’s business, financial condition and results of operations resulting from the Merger; (iv) regulatory matters, including compliance with applicable laws and regulations; (v) changes in general economic, business or political conditions, including changes in the financial markets; and (vi) such other factors as are set forth in the risk factors included in the Company’s Annual Report on Form 10-K and other filings with the SEC.

All forward-looking statements speak only as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIGURE TECHNOLOGY SOLUTIONS, INC.

Date: September 1, 2026	By:	/s/ Michael Tannenbaum
	Name:	Michael Tannenbaum
	Title:	Chief Executive Officer and Director